Exhibit 10.46

December 3, 2002

John LeMoncheck

1534 Frontero Avenue

Los Altos, CA 94024

Dear John:

Silicon Image, Inc. (the “Company”) is pleased to confirm our offer to you with us.  You will initially report to Steve Tirado, Chief Operating Officer, in the position of Vice President of CE Products.  The terms of our offer and the benefits currently provided by the Company are as follows:

1.

Your initial annual base salary will be $210,000, payable in accordance with the Company’s normal payroll practices with such payroll deductions and withholdings as are required by law and subject to adjustment by the Board of Directors of the Company (the “Board”).  In addition, you will receive a signing bonus of $50,000 to be paid half each over two quarters, on the terms and condition that you have been employed at Silicon Image at the end of each quarter. If you fail to complete six months, you will refund 100% of your signing bonus back to Silicon Image.  The first payment of $25,000 will be paid at the end of Q1 ‘03; the second payment of $25,000 will be paid at the end of Q2 ‘03.  Furthermore as an employee of the Company you will be eligible to participate in regular health insurance, vacation and other employee benefit plans established by the Company for its employees from time to time.

2.

As an employee of the Company you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions, which will be the property of the Company.  To protect the interest of the Company, you will need to sign the Company’s standard “Employee Inventions and Confidentiality Agreement” as a condition of your employment.  We wish to impress upon you that we do not wish you to bring any confidential or proprietary material of any former employer or to violate any other obligations you may have to your former employer.

3.

We will recommend that the Board approve a grant to you of stock options for 325,000 shares of the Company’s Common Stock at an exercise price equal to the closing price on the date of such grant.  Provided you continue to provide services to the Company, the stock options will become vested and exercisable with respect to 25% of the total shares granted on the 12 month anniversary date of your employment commencement date, and thereafter on the same date of each succeeding month an additional 2.083% of the total shares granted under the stock option will become vested and exercisable.   However, the grant of such stock options by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation, and is not intended to create any obligation on the part of the Company.  Further details on the Company’s stock option plan and on any specific stock option grant to you will be provided upon approval of such stock option grant by the Board.

4.

Upon termination of your employment with the Company for any reason, you will receive payment for all unpaid salary and vacation accrued to the date of your termination of employment; and your benefits will be continued under the Company’s then existing benefit plans and policies as provided under the terms of such plans and policies and as required by applicable law.  Under certain circumstances, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination.  A general release of claims agreement, as provided by the Company, must be executed by you to receive any severance benefits.

a)

In the event of your voluntary termination or termination for Cause, you will not be entitled to any cash severance benefits or additional vesting of shares of restricted stock or options.

b)

In the event of your termination without Cause, you shall be entitled to severance for three (3) months following your termination, at the rate of your current annual base salary (less applicable deductions and withholdings) plus any pro rata target bonus in place for that year, and in accordance with the Company’s normal payroll practices.

c)

If the event of your termination without Cause occurs within six months following a Change of Control, you will be entitled to (i) three (3) months of your current annual base salary (less applicable deductions and withholdings) paid in accordance with the Company’s normal payroll practices over the three months following your termination; (ii) a prorated payment of your performance bonus for any that exist for such fiscal year in which your employment is terminated; and (iii) three (3) months accelerated vesting of your shares under your stock option as provided above (or securities of the surviving entity that are received in connection with the Change of Control).

d)

“Change of Control” is the consummation of any transaction or series of related transactions which results in all of the holders of record of the Company’s capital stock immediately prior to the transaction or transactions holding less than fifty percent (50%) of the voting power of the surviving entity in the transaction or transactions immediately after the transaction or transactions, including the acquisition of the Company by another entity and any reorganization, merger or consolidation, or which results in the sale of all or substantially all of the assets of the Company; provided, however, if the surviving entity in the transaction or transactions is wholly owned by another (the “Parent”), then a Change of Control has occurred only if the holders of record of the Company’s capital stock immediately prior to the transaction or transactions hold less than fifty percent (50%) of the voting power of the Parent immediately after the transaction or transactions.

e)

“Cause” means (i) any breach of this agreement, the Employee Inventions and Confidentiality Agreement between you and the Company, or any other written agreement between you and the Company, if such breach causes harm to the Company; (ii) any negligence or willful misconduct by you in your performance of duties to the Company that causes harm to the Company, including (without limitation) repeated failure to follow the directions of the person to whom you report; (iii) your repeated failure to diligently follow the lawful directions of the Board of Directors of the Company or your repeated failure to diligently perform your duties in a reasonable manner pursuant to this agreement; (iv) commission of a felony under the laws of the United States or any state thereof; (v) commission of any act of fraud, embezzlement or

f)

dishonesty or breach of fiduciary duties; (vi) the abuse of alcohol or controlled substances that has a detrimental effect upon your performance of your duties under this agreement; or (vii) a good faith determination by the Company’s Board of Directors or the person to whom you report that your performance is unsatisfactory.  A termination without Cause shall mean a termination for any reason other than those listed in clauses (i)-(vii) of the preceding sentence or death or disability.

5.

This offer of employment is made to you in confidence, and its terms must not be disclosed by you to anyone outside your immediate family.  If you do disclose any of its terms to such a family member, you must caution him or her that such information is confidential and must not be disclosed to anyone.

6.

While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective.  Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

7.

Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.  If you have questions about this requirement, which applies to U. S. citizens and non-U.S. citizens alike, you may contact our Human Resource department.

8.

Please sign the enclosed copy of this letter in the space indicated and return it to the Human Resource department.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer and the attached documents.  Should you have anything else that you wish to discuss, please do not hesitate to call.

We look forward to the opportunity to welcome you to Silicon Image, Inc.

Sincerely,

/ /

Steve Tirado

Chief Operating Officer

Acknowledged, Accepted and Agreed

John LeMoncheck	Date	Start Date

This letter is simply for your information and is not to be construed as a contract of employment.